SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):
                         April 1, 1996


                    Pacific Telesis Group
     (Exact name of registrant as specified in its charter)



      NEVADA              1-8609           94-2919931
   (State or other       (Commission      (IRS Employer
   jurisdiction          File Number)     Identification No.)
   of incorporation)



                        130 Kearny Street
                    San Francisco, CA   94108
            (Address of principal executive offices)



          Registrant's telephone number, including area code:
          415-394-3000











Item 5.   Other Events.

          The following information was included in a press release issued by Pacific Telesis Group, a Nevada corporation
("Telesis"), on April 1, 1996:

          SBC Communications Inc., a Delaware corporation ("SBC"), and Telesis, today jointly announced that they have entered into a definitive merger agreement (the "Merger Agreement") pursuant to which SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC, would be merged with and into Telesis.

     Under terms of the Merger Agreement, each share of common stock, par value $.10 per share, of Telesis will be converted into 0.733 shares of common stock, par value $1.00 per share, of SBC (the "Common Stock"), subject to adjustment, as described in the Merger Agreement. Under the Merger Agreement, except for the dividend payable May 1, 1996, Telesis may not pay a dividend in excess of 73.3% of SBC's dividend.

          The transaction, which has been approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The Merger Agreement is subject to certain regulatory approvals as well as approval by the stockholders of each company at special meetings expected to be held within the next four months.

          The preceding is qualified in its entirety by reference to the Merger Agreement which is attached hereto as an exhibit.



Item 7.  Financial Statements and Exhibits.


(c)   Exhibits


(2)    Agreement and Plan of Merger among Pacific Telesis Group,
       SBC Communications Inc. and SBC Communications (NV) Inc., dated as of April 1, 1996.

(99)   Press Release, dated April 1, 1996, issued by SBC
       Communications Inc. and Pacific Telesis Group.



                           SIGNATURE

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Pacific Telesis Group





Date: April 2, 1996                By: /s/ J. R. Moberg
                                       J. R. Moberg
                                       Executive Vice President









                   EXHIBIT INDEX








Exhibit
Number    Description

(2) Agreement and Plan of Merger among Pacific Telesis Group, SBC Communications Inc. and SBC Communications (NV) Inc., dated as of April 1, 1996.

(99)      Press Release, dated April 1, 1996, issued by SBC
          Communications Inc. and Pacific Telesis Group.